VIASPACE Reports Financial Results for Second-Quarter 2011

Second-Quarter Revenues Increase 269% From Prior Year — Exceeding Forecast

IRVINE, Calif. — August 16, 2011—VIASPACE Inc. (OTC Bulletin Board: VSPC - News), a clean energy company growing Giant King™ Grass as a low-carbon, renewable biomass crop, today reported financial results for the second-quarter ended June 30, 2011.

Total revenue for second-quarter 2011 was $2,823,000, compared with total revenue for second-quarter 2010 of $764,000, an increase of $2,059,000 or 269%.

For the quarter, cost of revenues was $1,924,000, compared to $524,000 in second-quarter 2010. Gross profit for the quarter was $899,000, compared to gross profit of $240,000 for second-quarter 2010, an increase of $659,000.

Total operating expenses for second-quarter 2011 were $893,000, including $833,000 of selling, general and administrative (SG&A) expense and $60,000 for operations. Total operating expenses for second-quarter 2010 were $1,002,000 and included $968,000 in SG&A and $34,000 for operations.

Operating income for second-quarter 2011 was $6,000, compared to an operating loss of $762,000 in second-quarter 2010, an improvement of $768,000.

Second-quarter 2011 other expense, net, was $18,000, compared to other expense, net, of $62,000 for second-quarter 2010.

Net loss for the second-quarter 2011 was $12,000 compared to a net loss in second-quarter 2010 of $824,000, a decrease in net loss of $812,000. Net loss per share for second-quarter 2011 and second-quarter 2010 was less than $0.01 per share in each quarter.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: “We are very pleased with reported revenues which exceeded our forecast set at the beginning of the year. Our financial performance during the second quarter improved significantly which allows us to continue to expand and develop our Giant King™ Grass bioenergy activities. We are making progress in our grass business which we believe will play an important role in the future of global biomass electricity and biofuels.”

“As was previously announced, VIASPACE and General Biofuels are working toward a joint venture to grow a large plantation of Giant King Grass in the Dominican Republic that would be co-located with a 400,000 ton per year pellet mill. The pellets are slated for the European power plant market. In addition, I will be presenting at the Pellets Trade Conference in Korea on September 7-8, 2011. Today the global pellet market is mostly wood pellets made from sawdust and other wood waste. The world supply of wood waste is limited and new pellet sources from agricultural products such as Giant King Grass are becoming attractive.”

Kukkonen returned from Asia on August 12. He was at the framed art factory and the Giant King Grass plantation in China. He also met with potential customers and partners in Thailand, Singapore and India.

About VIASPACE Inc.
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. Through its majority-owned subsidiary VIASPACE Green Energy Inc., the Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. VIASPACE recently introduced its Green LogTM fireplace and campfire log product. For more information, please go to www.viaspace.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2010, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company’s products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.

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